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                                                                   EXHIBIT 7(a)
                                                                   ------------

                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                            New York, New York  10005



                                           November 13, 1995



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


    Re:  Central Power and Light Company
        Certificate of Notification to Form U-1
        Application-Declaration (File No. 70-8677)


Dear Sirs:

        We refer to the Form U-1 Application-Declaration (File No. 70-8677) (the "Application-Declaration") under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), and the Certificate of Notification thereto, filed by Central Power and Light Company (the "Company"), a Texas corporation and a wholly-owned electric utility subsidiary of Central and South West Corporation ("CSW"), a Delaware corporation and a registered holding company under the 1935 Act. The Certificate of Notification relates to the issue and sale by Guadalupe-Blanco River Authority (the "Authority") of $40,890,000 aggregate principal amount of its Pollution Control Revenue Refunding Bonds (Central Power and Light Company Project) Series 1995, due November 1, 2015 (the "Bonds"). In connection with the issuance of the Bonds, the Company entered into (i) an Installment Payment Agreement (the "Installment Payment Agreement") with the District which obligated the Company to pay amounts designed to be sufficient to pay the principal of, premium, if any, and interest on the Bonds, (ii) a Remarketing Agreement (the "Remarketing Agreement") providing for remarketing of the Bonds, and (iii) a Letter of Credit Agreement (the "Letter of Credit Agreement") providing for the principal of and interest on the Bonds, and the purchase price therefor, to be payable from moneys drawn on a letter of credit issued with respect to the Bonds. In connection with the Application-Declaration and the Certificate of Notification, we have acted as special counsel for the Company and, as such counsel, we are familiar with the corporate proceedings taken by the Company in connection with the issuance and sale of the Bonds as described in the Application-Declaration and Certificate of Notification.

        In rendering the opinions expressed below, we have assumed, with respect to all of the documents referred to in this opinion letter, that (except, to the extent set forth in the opinions expressed below, as to the Company): (i) such documents have been duly authorized by, have been duly executed and delivered by, and constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents; (ii) all signatories to such documents have been duly authorized; and (iii) all of the parties to such documents are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

        We have examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials, certificates of officers and representatives of the Company and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certificates by officers of the Company and other appropriate persons and statements contained in the Application-Declaration and the Certificate of Notification.

        Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that:

    1. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Texas.

    2. All state laws applicable to the execution of the Installment Payment Agreement and the Letter of Credit Agreement by the Company have been complied with.

    3. The Installment Payment Agreement and the Letter of Credit Agreement are valid and binding obligations of the Company enforceable in accordance with their respective terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights generally and to the effects of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), including without limitation (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedies and (b) concepts of materiality, reasonableness, good faith and fair dealing.

    4. The consummation of the transactions as described in the Application-Declaration and Certificate of Notification did not violate the legal rights of the holders of any securities issued by the Company or any associate company of the Company.

        In rendering the opinions hereinabove expressed, we have relied upon opinions of other counsel to the Company who are qualified to practice in jurisdictions pertaining to the transactions described above in which we are not admitted to practice. We do not express any opinion as to matters governed by any laws other than the Federal laws of the United States of America, the laws of the State of New York and, to the extent hereinabove stated, the laws of other jurisdictions pertaining to the transactions described above in reliance upon said opinions of counsel to the Company.

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        We hereby consent to the use of this opinion as an exhibit to the
Certificate of Notification.

                                           Very truly yours,


                                           /s/MILBANK,TWEED,HADLEY & MCCLOY
                                           Milbank, Tweed, Hadley & McCloy


RBW/RMG



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